EXHIBIT 99.1

American National Announces Third Quarter 2010 Results

GALVESTON, Texas, Oct. 25, 2010 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced third quarter 2010 net income of $47,056,000 ($1.76 per diluted share) compared to a net gain of $32,700,000 ($1.23 per diluted share) for the same period in 2009.

Third quarter after tax operating earnings, which exclude net realized investment gains and losses, were $35,215,000 ($1.32 per diluted share), a $1,907,000 increase over the $33,308,000 ($1.24 per diluted share) in earnings for the same period in 2009. The after tax net realized investment gains of $11,841,000 ($0.44 per diluted share) for the third quarter of 2010 were a significant improvement compared with the net realized losses of $608,000 ($0.01 per diluted share) for the third quarter of 2009.

Net income for the nine months ended September 30, 2010 was $108,456,000 ($4.07 per diluted share) compared to a net loss of $19,350,000 ($0.73 per diluted share) for the first three quarters of 2009.

After tax operating earnings for the first nine months of 2010, which exclude net realized investment gains and losses, were $74,033,000 ($2.78 per diluted share) compared with $34,694,000 ($1.31 per diluted share) for the same period in 2009. After tax net realized investment gains totaled $34,423,000 ($1.29 per diluted share) for the first nine months of 2010 compared with a net realized loss of $54,044,000 ($2.04 per diluted share) for the same period of 2009. The 2009 realized losses were primarily the result of $50,593,000 (after tax) in other-than-temporary impairments of investments in marketable securities.

Revenues for the nine months ended September 30, 2010 were up 6.1% from the same period in 2009, which was significantly impacted by other-than-temporary impairments. Investment income increased by over 6% for the nine month period as compared to the same period of the prior year.

Operating earnings for the first nine months of 2010 improved as a result of increases in the life and annuity segments. Earnings from the property and casualty segment increased for the third quarter compared to last year's third quarter, but were down slightly for the nine month period due to excess catastrophe losses in the first half of the year. Excluding the catastrophe losses, earnings in the property and casualty segment increased for the nine month period due to a significant improvement in the auto loss ratios.

Total assets as of September 30, 2010 grew to $21.3 billion, a 5.7% increase from the end of 2009. Stockholders' Equity as of September 30, 2010 was $3.6 billion, up 4.3% from the end of 2009. Book value per basic share was $135.89 at September 30, 2010 as compared to $130.29 per share at December 31, 2009.

During October 2010, American National reached an agreement to sell its registered investment adviser and broker dealer subsidiary, Securities Management and Research, Inc. The sale is expected to close by the end of the year. The sale will not have a material effect on American National's financial position.

American National Insurance Company COMPARATIVE OPERATIONAL HIGHLIGHTS Compiled on a GAAP basis (Preliminary & Unaudited)*
	Quarter Ended September 30,		Nine Months Ended September 30
	2010	2009	2010	2009
Revenues	$ 790,456,000	$ 776,868,000	$ 2,283,729,000	$ 2,151,819,000
After-tax earnings (losses):
Operating earnings **	$ 35,215,000	$ 33,308,000	$ 74,033,000	$ 34,694,000
Net realized investment gains (losses)	$ 11,841,000	$ (608,000)	$ 34,423,000	$ (54,044,000)
Net income (loss)	$ 47,056,000	$ 32,700,000	$ 108,456,000	$ (19,350,000)

Per share earnings (losses):
Operating earnings – Diluted **	$ 1.32	$ 1.24	$ 2.78	$ 1.31
Net realized investment gains (losses) – Diluted	$ 0.44	$ (0.01)	$ 1.29	$ (2.04)
Net income (loss) – Diluted	$ 1.76	$ 1.23	$ 4.07	$ (0.73)

Weighted average number of shares upon which computations are based:
Diluted **	26,678,394	26,601,368	26,678,394	26,518,832
Basic	26,558,832	26,528,832	26,558,832	26,518,832
As of
		September 30, 2010	December 31, 2009

Book value per basic share		$ 135.89	$ 130.29

* Results are preliminary and unaudited. American National expects to timely file its third quarter 2010 Form 10-Q in November.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A+ (Strong) by Standard & Poor's, fifth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is a family of companies that has, on a consolidated GAAP basis, $21.3 billion in assets, $17.7 billion in liabilities and $3.6 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. American National's major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Life Insurance Company of New York, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management's current expectations. Such forward-looking statements are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties detailed in the Company's financial statements and in the Company's most recent Form 10-K filed with the Securities and Exchange Commission. Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:  American National Insurance Company
          Steve Pavlicek
          (409) 766-6447